UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2017

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5818 El Camino Real

Carlsbad, California 92008

(Address of Principal Executive Offices)

(760) 431-9286

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition

On October 24, 2017, Alphatec Holdings, Inc. (“the Company”) issued a press release announcing selected preliminary unaudited financial information for the quarter ended September 30, 2017 (the “Preliminary Results Press Release”). The Company has not finalized its financial statement closing process for the third quarter of fiscal year 2017. As a result, the information in the Preliminary Results Press Release is preliminary and based upon information available to the Company as of the date of the Preliminary Results Press Release. During the course of the Company’s closing process, items may be identified that would require the Company to make adjustments, which may be material, and as a result, the estimates included in the Preliminary Results Press Release are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

A copy of the Preliminary Results Press Release is attached to this Form 8-K as Exhibit 99.1. The information being furnished in this Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Michael C. Plunkett

On October 18, 2017, Michael C. Plunkett advised the Company of his intention to resign as President and Chief Operating Officer of the Company and its subsidiaries, effective as of November 15, 2017. Mr. Plunkett had no disagreements with the Company, its Board of Directors or its management in any matter relating to its operations, policies or practices.

Appointment of Ward W. Woods

On October 19, 2017, the Company’s Board of Directors (the “Board”) fixed the number of directors to serve on the Board at nine members and appointed Ward W. Woods to serve as a director for a term commencing on October 19, 2017 and expiring at the Annual Meeting of Stockholders of the Company in 2018 and until his successor is duly elected and qualified, unless he sooner dies, retires or resigns. The Board has determined that Mr. Woods satisfies the current “independent director” standards established by the rules of The Nasdaq Stock Market.

Mr. Woods, age 75, currently serves as Chairman of the Advisory Board of the Stanford Woods Institute, as Chair Emeritus and trustee of the Wildlife Conservation Society and as a trustee of the David & Lucille Packard Foundation. He is a member of the Council on Foreign Relations. He is former President and Chief Executive Officer of Bessemer Securities Corporation and Founding Partner of Bessemer Holdings, L.P. (1989-2003), a private equity firm. From 1978 to 1989, Mr. Woods was a senior partner and member of the Management Committee of Lazard Freres & Company. Prior to joining Lazard, Mr. Woods was a Managing Director and a Partner of Lehman Brothers and was co-head of the Corporate Finance Department. He joined Lehman Brothers in 1967 and was elected partner in 1973. Upon graduation from Stanford University in 1964, Mr. Woods joined the Fay Improvement Company, an engineering construction and real estate firm in San Francisco and in 1966 became its general manager, acting in that capacity until the company was sold in 1967. He is a former Trustee of Stanford University, former Chairman of The Stanford Management Company and a former trustee of the National Fish and Wildlife Foundation. Mr. Woods has also served as former Governor and Treasurer of The Nature Conservancy, Vice-Chair and trustee of The Asia Society and a trustee of The Boys Club of New York.

The Board selected Mr. Woods to serve on the Board because it believes that his knowledge and experience in the areas of financial management and services, strategy, and growth and special situation opportunities contribute to the breadth of knowledge of the Board of Directors.

Mr. Woods will receive the following annual cash and equity compensation in accordance with the Company’s standard compensation program for independent directors: (i) an annual grant of nonqualified options equivalent in value to $30,000 on the date of grant with three-year vesting; (ii) an annual grant of shares of restricted stock equivalent in value to $45,000 on the date of grant with one-year vesting; (iii) an annual cash retainer of $25,000, which is paid quarterly; and (iv) an annual payment of $8,000, paid quarterly, to each independent director that serves as a member of a Board committee. In addition, it is anticipated that Mr. Woods will enter into the Company’s standard form of indemnification agreement for non-employee directors, a copy of which is attached as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 5, 2009, and incorporated herein by reference.

There are no other arrangements or understandings between Mr. Woods and any other person pursuant to which he was selected to serve on the Board. There are no family relationships between Mr. Woods and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 24, 2017, in the Company’s Preliminary Results Press Release noted above and attached hereto as Exhibit 99.1, the Company announced Mr. Plunkett’s intention to resign as President and Chief Operating Officer and the appointment of Mr. Woods to the Company’s Board.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated October 24, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2017	ALPHATEC HOLDINGS, INC.

	By:	/s/ Jeffrey Black
	Name:	Jeffrey Black
	Its:	Chief Financial Officer